Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

PETROLIA ENERGY CORPORATION

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS, AND RELATIVE RIGHTS OF ITS

SERIES B PREFERRED STOCK

Pursuant to Section 21.155 of the Texas Business Organizations Code (the “TBOC”), Petrolia Energy Corporation, a corporation organized and existing under the TBOC (the “Company”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation (the “Certificate”), as amended, and pursuant to Section 21.155 of the TBOC, the Board of Directors, pursuant to Section 6.201 of the TBOC, the Board of Directors, by unanimous written consent of all members of the Board, on October 25, 2021, duly adopted a resolution providing for the issuance of a series of Three (3) shares of Series B Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of the Company by the provisions of the Certificate and Section 6.201 of the TBOC, a new series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and it is further

RESOLVED, that the new series of preferred stock of the Company be, and it hereby is, given the distinctive designation of “Series B Preferred Stock”; and it is further

RESOLVED, that the Series B Preferred Stock shall consist of Three (3) shares; and it is further

RESOLVED, that the Series B Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Certificate of Designation”):

SECTION 1. DESIGNATION OF SERIES; RANK. The shares of such series of Series B Preferred Stock shall be designated as the “Series B Preferred Stock” and the number of shares initially constituting such series shall be Three (3) shares.

SECTION 2. DIVIDENDS. The Holder(s) of the Series B Preferred Stock shall not be entitled to receive dividends paid on the Company’s common stock (“Common Stock”). “Holder” shall mean the person or entity in which the Series B Preferred Stock is registered on the books of the Company.

Certificate of Designations of Series B Preferred Stock
Petrolia Energy Corporation

SECTION 3. LIQUIDATION PREFERENCE. The Holder(s) of the Series B Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4. VOTING.

4.1 Voting Rights. The Holders of the Series B Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Series B Preferred Stock remain issued and outstanding, the Holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters (including, but not limited to at every meeting of the stockholders of the Company and upon any action taken by stockholders of the Company with or without a meeting) equal to sixty percent (60%) of the total vote (the “Total Series B Vote”). For example, if there are 10,000 shares of the Company’s Common Stock issued and outstanding at the time of a shareholder vote, the Holders of the Series B Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 15,000 shares, out of a total number of 25,000 shares voting. For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total Common Stock shares outstanding; (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series B Preferred Stock, if any; and (c) the voting rights attributable to the Series B Preferred Stock, as described herein, whether such Series B Preferred Stock shares are voted or not.

4.2 Amendments to Articles of Incorporation and Bylaws. So long as the Series B Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the Holders of at least 66-2/3% of all outstanding shares of Series B Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series B Preferred Stock, (ii) effect any reclassification of the Series B Preferred Stock, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series B Preferred Stock set forth herein.

4.3 Amendment of Rights of Series B Preferred Stock. The Company shall not, without the affirmative vote of the Holders of at least 66-2/3% of all outstanding shares of the Series B Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation; provided, however, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series B Preferred Stock.

Certificate of Designations of Series B Preferred Stock
Petrolia Energy Corporation

4.4 No Voting Rights of Non-Director Holders. Notwithstanding the voting rights set forth above in Sections 4.1-4.3 (the “Voting Rights”), no shares of Series B Preferred Stock held by any Person who is not a then member of the Board of Directors of the Company (each a “Non-Director Holder”), shall have any Voting Rights and the Voting Rights of all other shares of Series B Preferred Stock (including, but not limited to the Total Series B Vote) shall be calculated without regard to, and without taking into account, the shares of Series B Preferred Stock held by such Non-Director Holder. “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or group.

SECTION 5. CONVERSION RIGHTS. The shares of the Series B Preferred Stock shall have no conversion rights.

SECTION 6. REDEMPTION/PURCHASE RIGHTS.

(1) Redemption Right. The Company shall have the option in its sole discretion, at any time, with the majority consent or approval of the Board of Directors of the Company, to redeem any outstanding shares of Series B Preferred Stock of the Company held by any Non-Director Holder, by paying the Non-Director Holder(s) of such Series B Preferred Stock a redemption price of $1.00 per share for such Series B Preferred Stock shares redeemed (the “Redemption Amount”, and each a “Redemption”).

(a) Effect of Redemption. The payment by the Company to the Non-Director Holder (at such Non-Director Holder’s address of record) of the Redemption Amount in connection with a Redemption, which shall be effective three (3) business days after the date the Company mails the Redemption Amount to the Non-Director Holder (the “Redemption Date” and a “Redemption Delivery”), shall fully discharge the Company from any and all further obligations under the Series B Preferred Stock and shall automatically, and without any required action by the Company or the Non-Director Holder (including the requirement that the Non-Director Holder provide the Company or the Company’s transfer agent the Series B Preferred Stock Certificates evidencing such Series B Preferred Stock), result in the cancellation, termination and invalidation of any outstanding Series B Preferred Stock and Series B Preferred Stock Certificates held by Non-Director Holder or his, her or its assigns.

(b) Further Actions Following Redemption. The Company and/or the Company’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the payment of the Redemption Amount, to reflect the cancellation of the Series B Preferred Stock subject to the Redemption, which shall not require the approval and/or consent of any Non-Director Holder, and provided that by agreeing to the terms and conditions of this Certificate of Designations and the acceptance of the Series B Preferred Stock, each Non-Director Holder hereby agrees to release the Company and the Company’s Transfer Agent from any and all liability whatsoever in connection with the cancellation of the Series B Preferred Stock following a valid Redemption, regardless of the return to the Company or the Transfer Agent of any certificates representing such Series B Preferred Stock, which as stated above, shall be automatically cancelled upon the payment of the Redemption Amount (a “Redemption Cancellation”).

Certificate of Designations of Series B Preferred Stock
Petrolia Energy Corporation

(c) Further Redemption Assurances. Notwithstanding the above, each Non-Director Holder, by accepting such Series B Preferred Stock Certificates hereby covenants that it will, whenever and as reasonably requested by the Company and the Transfer Agent, at its sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Company or the Transfer Agent may reasonably require in order to complete, insure and perfect a Redemption Cancellation, if such may be reasonably required by the Company and/or the Company’s Transfer Agent.

(d) Additional Redemption Procedures. In the event that any Redemption Delivery is unsuccessful, such Redemption Amount shall be held by the Company in trust and such Redemption Amount shall be released to such Non-Director Holder upon reasonable evidence to the Company or the Transfer Agent that such Non-Director Holder is the legal owner of such Redemption Amount, provided that the Non-Director Holder’s failure to accept such Redemption Amount and/or the Company’s inability to affect a Redemption Delivery shall in no event effect the validity of the Redemption Cancellation. Furthermore, the Non-Director Holder shall be due no interest on the Redemption Amount while being held by the Company in trust and any and all interest, if any, which shall accrue on such amount shall be the sole property of the Company.

(2) Purchase Right. In the event the Company is legally prohibited from exercising the Redemption Right, any one or more of the other Holders of the Series B Preferred Stock, other than any Non-Director Holder(s) (the “Director Holders”) shall, at any time, have the option, exercisable in their sole discretion, to purchase their pro rata share of any shares of Series B Preferred Stock held by any Non-Director Holder(s) for $1.00 per share of Series B Preferred Stock (the “Purchase Amount”, and the “Purchase”).

(a) Effect of Purchase. The payment by the Director Holder(s) of the Series B Preferred Stock to the Non-Director Holder (at such Non-Director Holder’s address of record) of the Purchase Amount in connection with a Purchase, which shall be effective three (3) business days after the date the Director Holder(s) mail the Purchase Amount to the Non-Director Holder (the “Purchase Date” and a “Purchase Delivery”), shall automatically, and without any required action by the Director Holder(s) or the Non-Director Holder (including the requirement that the Non-Director Holder provide the Company or the Company’s transfer agent the Series B Preferred Stock Certificates evidencing such Series B Preferred Stock), result in the transfer of the rights to, and ownership of, such Series B Preferred Stock and Series B Preferred Stock Certificates held by Non-Director Holder or his, her or its assigns, to the Director Holder(s), pro rata with their payment of the Purchase Amount.

Certificate of Designations of Series B Preferred Stock
Petrolia Energy Corporation

(b) Further Actions Following Purchase. The Company and/or the Company’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the payment of the Purchase Amount, to reflect the transfer of the Series B Preferred Stock subject to the Purchase, which shall not require the approval and/or consent of any Non-Director Holder, and provided that by agreeing to the terms and conditions of this Certificate of Designations and the acceptance of the Series B Preferred Stock, each Holder hereby agrees to release the Company and the Company’s Transfer Agent from any and all liability whatsoever in connection with the transfer of the Series B Preferred Stock following a valid Purchase, regardless of the return to the Company or the Transfer Agent of any certificates representing such Series B Preferred Stock, which as stated above, shall be automatically transferred upon the payment of the Purchase Amount (a “Purchase Transfer”).

(c) Further Purchase Assurances. Notwithstanding the above, each Holder, by accepting such Series B Preferred Stock Certificates hereby covenants that it will, whenever and as reasonably requested by the Director Holders, Company or the Transfer Agent, at its sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Director Holders, Company or the Transfer Agent may reasonably require in order to complete, insure and perfect a Purchase Transfer, if such may be reasonably requested by the Director Holders, Company and/or the Company’s Transfer Agent.

SECTION 7. NOTICES. Any notice required hereby to be given to the Holders of shares of the Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at his, her or its address appearing on the books of the Company.

SECTION 8. PROTECTIVE PROVISIONS. Subject to the rights of series of preferred stock which may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by written consent, as provided by law) of the Holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a class:

(a) Issue any additional shares of Series B Preferred Stock after the original issuance of shares of Series B Preferred Stock;

(b) Increase or decrease the total number of authorized or designated shares of Series B Preferred Stock;

(c) Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock;

(d) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred Stock; or

(e) Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Certificate of Designations.

Certificate of Designations of Series B Preferred Stock
Petrolia Energy Corporation

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series B Preferred Stock.

SECTION 9. TRANSFER RESTRICTIONS. Each Holder agrees that they shall not Transfer any shares of Series B Preferred Stock they hold to any Person. “Transfer” means directly or indirectly (a) offering for sale, selling, pledging, hypothecating, transferring, assigning or otherwise disposing of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law); or (b) entering into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the benefits or risks of ownership of the applicable securities, whether any such transaction is to be settled by delivery of securities or other securities, in cash or otherwise. In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized (i) to decline to make any Transfer of securities if such Transfer would constitute a violation or breach of this Section 9; and (ii) to imprint on any certificate representing Series B Preferred Stock with a legend describing the restrictions contained herein.

SECTION 10. NO OTHER RIGHTS OR PRIVILEGES. Except as specifically set forth herein, the Holders of the Series B Preferred Stock shall have no other rights, privileges, or preferences with respect to the Series B Preferred Stock.

SECTION 11. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

Certificate of Designations of Series B Preferred Stock
Petrolia Energy Corporation

NOW THEREFORE BE IT RESOLVED, that the Certificate of Designations is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Company be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Company, any and all documents, and to perform any and all acts necessary to reflect the Directors’ approval and ratification of the resolutions set forth above and this Certificate of Designations; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Company and the Company’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such person in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Company; and it is further

RESOLVED, that this Certificate of Designations may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which taken together will constitute one and the same instrument. Any electronic signature of a signatory to this Certificate of Designations is intended to authenticate such writing and shall be as valid, and have the same force and effect as a manual signature. Any such electronically signed Certificate of Designations shall be deemed (i) an “electronic transmission”, (ii) to be “written” or “in writing”; (ii) to have been signed; and (iii) to constitute a record established and maintained in the ordinary course of business, and an original written record when printed from electronic files. For purposes hereof, “electronic signature” includes, but is not limited to (i) a scanned copy (as a “pdf” (portable document format) or other replicating image) of a manual ink signature, (ii) an electronic copy of a traditional signature affixed to this Certificate of Designations, (iii) a signature incorporated into this Certificate of Designations utilizing touchscreen capabilities, (iv) a signature incorporated into this Certificate of Designations as a (x) graphic, (y) image file or (z) manually typed characters, added to such document with the intention of such characters representing the signatory’s execution of such Certificate of Designations; or (v) a digital signature. A photocopy, facsimile, .pdf, .tif, .gif, .jpeg or similar electronic copy of this Certificate of Designations (or any signature hereto) shall be effective as an original for all purposes.

[Remainder of page left intentionally blank. Signature page follows.]

Certificate of Designations of Series B Preferred Stock
Petrolia Energy Corporation

IN WITNESS WHEREOF, the Board of Directors of the Company has unanimously approved and caused this “Certificate of Designations of Petrolia Energy Corporation Establishing the Designations, Preferences, Limitations, and Relative Rights of its Series B Preferred Stock” to be duly executed and approved this 25th day of October 2021.

DIRECTORS:

James E. Burns
Chairman

Leo Womack
Director

Ivar Siem
Director

Page 8 of 8
Certificate of Designations of Series B Preferred Stock
Petrolia Energy Corporation